EXHIBIT 10.34

Amended and Restated Employment Agreement of Robert B. Foreman

This Employment Agreement (the “Agreement”) is effective as of  November 20, 2008 (the “Effective Date”), by and between SPX Corporation (the “Company”), and Robert B. Foreman (the “Executive”).

WHEREAS, the Company and the Executive previously entered into an employment agreement, effective as of February 23, 2005, as amended (the “Previous Employment Agreement”);

WHEREAS, the Company desires to continue to employ the Executive as its Executive Vice President Global Business Systems & Services and President Asia-Pacific;

WHEREAS, the Company and the Executive desire to amend and restate the Previous Employment Agreement as set forth below; and

WHEREAS, the Company and the Executive have reached agreement concerning the terms and conditions of his continued employment and wish to formalize that agreement.

NOW, THEREFORE, in consideration of the mutual terms, covenants and conditions stated in this Agreement, the Company and the Executive hereby agree as follows:

1.             Employment.  The Company employs the Executive and the Executive hereby accepts continued employment with the Company as Executive Vice President, Global Business Systems & Services and President, Asia-Pacific.  During the Employment Term (as hereinafter defined), the Executive will have the title, status and duties of Executive Vice President, Global Business Systems & Services and President, Asia-Pacific and will report directly to the Company’s Chief Executive Officer.  The Executive’s principal business office shall be at the Company’s principal business office located in Charlotte, North Carolina, and Executive’s principal family residence shall be located within 50 miles of the Company’s principal business office for the duration of the Employment Term.

2.             Term of Employment.  The term of employment (“Employment Term”) will commence on the Effective Date, and will continue thereafter until two (2) years from the Effective Date and will be automatically extended for subsequent one (1) day periods for each day of the Employment Term that passes after the Effective Date, unless sooner terminated by either party in accordance with the provisions of this Agreement.  The intent of the foregoing provision is that the Agreement becomes “evergreen” on the Effective Date so that on each passing day after the Effective Date the Employment Term automatically extends to a full two-year period.

3.             Duties.  During the Employment Term:

(a)           The Executive will perform duties assigned by the Company’s Chief Executive Officer, or the Company’s Board of Directors (the “Board”), from time to time; provided that the Executive shall not be assigned tasks inconsistent with those of Executive Vice President, Global Business Systems & Services and President, Asia-Pacific.

(b)           The Executive will devote his full time and best efforts, talents, knowledge and experience to serving as the Company’s Executive Vice President Global Business Systems & Services and President Asia-Pacific.  However, the Executive may devote reasonable time to activities such as supervision of personal investments and activities involving professional, charitable, educational, religious and similar types of activities, speaking engagements and membership on other boards of directors, provided such activities do not interfere in any material way with the business of the Company; provided that, the Executive cannot serve on the board of directors of more than one publicly-traded company without the Board’s written consent.  The time involved in such activities shall not be treated as vacation time.  The Executive shall be entitled to keep any amounts paid to him in connection with such activities (e.g., director fees and honoraria).

(c)           The Executive will perform his duties diligently and competently and shall act in conformity with the Company’s written and oral policies and within the limits, budgets and business plans set by the Company.  The Executive will at all times during the Employment Term strictly adhere to and obey all of the rules and regulations in effect from time to time relating to the conduct of executives of the Company.  Except as provided in (b) above, the Executive shall not engage in consulting work or any trade or business for his own account or for or on behalf of any other person, firm or company that competes, conflicts or interferes with the performance of his duties hereunder in any material way.

4.             Compensation and Benefits.  During the Executive’s employment hereunder, the Company shall provide to the Executive, and the Executive shall accept from the Company as full compensation for the Executive’s services hereunder, compensation and benefits as follows:

(a)           Base Salary.  The Company shall pay the Executive at an annual base salary (“Base Salary”) of seven hundred, twenty five thousand dollars ($725,000).  The Board, or such committee of the Board as is responsible for setting the compensation of senior executive officers, shall review the Executive’s performance and Base Salary annually in January of each year, and determine whether to adjust the Executive’s Base Salary on a prospective basis.  Such adjusted annual salary then shall become the Executive’s “Base Salary” for purposes of this Agreement.  The Executive’s annual Base Salary shall not be reduced after any increase, without the Executive’s consent.  The Company shall pay the Executive’s Base Salary according to payroll practices in effect for all senior executive officers of the Company.

(b)           Incentive Compensation.  The Executive shall be eligible to participate in any annual performance bonus plans, long-term incentive plans, and/or equity-based compensation plans established or maintained by the Company for its senior executive officers, including, but not limited to the SPX Corporation Stock Compensation Plan.  For the 2008 bonus plan year, the Executive shall be eligible for a target bonus under the Company’s bonus plan equal to one hundred percent (100%) of his Base Salary provided that all performance goals set by the Company are met.  The Board (or appropriate Board committee) will determine and communicate to the Executive his annual incentive plan participation for subsequent bonus plan years, no later than March 31 of such bonus plan year.  The Company will pay the Executive’s annual performance bonus at the same time as annual performance bonus payments for such year (if any) are made to other participants with respect to such fiscal year, and in all events within the two and one-half (2½) months following the end of the calendar year in which the bonus is earned.  Annual performance bonuses are intended to qualify for the short-term deferral exception to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

(c)           Executive Benefit Plans.  The Executive will be eligible to participate on substantially the same basis as the Company’s other senior executive officers in any executive benefit plans offered by the Company including, without limitation, medical, dental, short-term and long-term disability, life, pension, profit sharing and nonqualified deferred compensation arrangements.  The Company reserves the right to modify, suspend or discontinue any and all of the plans, practices, policies and programs at any time without recourse by the Executive, so long as the Company takes such action generally with respect to other similarly situated senior executive officers.

(d)           Business Expenses.  The Company shall reimburse the Executive for all reasonable and necessary business expenses incurred in the performance of services with the Company, according to the Company’s policies and upon Executive’s presentation of an itemized written statement and such verification as the Company may require, provided that such expenses shall be reimbursed no later than December 31 of the year following the year in which the expenses were incurred.

(e)           Perquisites.  The Company will provide the Executive with all perquisites it provides to other senior executive officers.  Such perquisites shall not be less than those provided to the Executive on the Effective Date.  The Company will also reimburse the Executive for annual income tax return preparation and financial planning up to $20,000 per year.  The Company will make such reimbursements in accordance with the Company’s reimbursement practices, and in all events no later than December 31 of the year following the year in which the expense was incurred.

(f)            Vacation.  The Executive will be entitled to vacation in accordance with the Company’s vacation policy for officers, but in no event less than 5 weeks per calendar year.   The maximum vacation accrual allowed from year to year and at any given time will equal Executive’s annual entitlement.  Once the maximum accrual is reached, Executive will no longer accrue vacation until the unused amount accrued is below the maximum level allowed.

(g)           Retiree Medical.

(i)            The Executive shall be entitled to receive retiree medical benefits during his lifetime in accordance with the eligibility requirements and plan offerings for access to retiree medical benefits provided generally to full-time employees of the Company.  The Executive may cover his spouse or dependents eligible at the time of retirement.  The cost of such benefits for the Executive, his spouse and eligible dependents, will be 100% of the premiums and shall be reimbursed by the Company in accordance with the Company’s reimbursement practices, and in all events no later than December 31 of the year following the year in which the premiums were incurred, and in accordance with the other requirements of Code Section 409A and Treasury Regulation §1.409A-3(i)(1)(iv) (or any similar or successor provisions).  Depending on the plan, all or a portion of the reimbursement may be taxable.  Such benefits shall include prescription drug coverage, but not dental or vision benefits unless included in the medical plan.

(ii)           Upon reaching Medicare eligibility due to age, Medicare shall become the primary payor of medical/prescription benefits for the Executive, his spouse or eligible dependents as applicable.

(iii)          In the event that the Company terminates retiree access to medical and/or prescription benefits generally for retirees, the Executive shall be entitled to an annual reimbursement from the Company upon proof of continued coverage for comparable medical and/or prescription coverage under an individual policy or other group policy, subject to a maximum total annual reimbursement of one and one-half times the applicable premium of the plan in effect at the time retiree access is terminated at the appropriate coverage level, and subject to maximum annual inflation adjustment thereafter of five (5) percent.

(iv)          Upon the death of the Executive, a surviving spouse will continue eligibility and reimbursement as described above.  Surviving dependent children will not receive premium reimbursement beyond the COBRA continuation period.  For all other COBRA qualifying events other than the death of the Executive, reimbursement will cease upon commencement of the COBRA continuation period.

(v)           The Executive acknowledges and agrees that the benefit provided under this Section 4(g) replaces any and all benefits the Executive may have been entitled to under the SPX Corporation Retirement Health Plan for Top Management, if applicable.

5.             Payments on Termination of Employment.

(a)           Definition of Termination of Employment.  For purposes of this Agreement, the Executive’s employment with the Company shall be deemed to be terminated when the Executive has a “Separation from Service” within the meaning of

Code Section 409A, and references to termination of employment shall be deemed to refer to a Separation from Service.

(b)           Termination of Employment for any Reason.  The following payments will be made upon the Executive’s termination of employment for any reason:

(i)            Earned but unpaid Base Salary through the date of termination;

(ii)           Any annual incentive plan bonus, for which the performance measurement period has ended, but which is unpaid at the time of termination;

(iii)          Any accrued but unpaid vacation;

(iv)          Any amounts payable under any of the Company’s benefit plans in accordance with the terms of those plans, except as may be required under Code Section 401(a)(13); and

(v)           Unreimbursed business expenses incurred by the Executive on the Company’s behalf.

(c)           Termination of Employment for Death or Disability.  In addition to the amounts determined under (b) above, if the Executive’s termination of employment occurs by reason of death or disability, the Executive (or his estate) will receive a pro rata portion of any bonus payable under the Company’s annual incentive plan for the year in which such termination occurs determined based on the highest of (i) the actual annual bonus paid for the bonus plan year immediately preceding such termination, or (ii) the target bonus for the bonus plan year in which such termination occurs.  The Executive will be deemed to be disabled upon the earlier of (i) the end of a six (6) consecutive month period during which, by reason of physical or mental injury or disease, the Executive has been unable to perform substantially all of his usual and customary duties under this Agreement or (ii) the date that a reputable physician selected by the Board, and as to whom the Executive has no reasonable objection, determines in writing that the Executive will, by reason of physical or mental injury or disease, be unable to perform substantially all of the Executive’s usual and customary duties under this Agreement for a period of at least six (6) consecutive months.  If any question arises as to whether the Executive is disabled, upon reasonable request therefore by the Board, the Executive shall submit to reasonable medical examination for the purpose of determining the existence, nature and extent of any such disability.  In accordance with Section 10, the Board shall promptly give the Executive written notice of any such determination of the Executive’s disability and of any decision of the Board to terminate the Executive’s employment by reason thereof.  In the event of disability, until the date of termination, the base salary payable to the Executive under Section 4 hereof shall be reduced dollar-for-dollar by the amount of disability benefits paid to the Executive in accordance with any disability policy or program of the Corporation.

(d)           Termination by the Company Without Cause, or Voluntary Termination by the Executive for Good Reason.  If the Company terminates the Executive’s employment other than for Cause, or the Executive voluntarily terminates his employment for Good Reason, in addition to the benefits payable under (b), the Company will pay the following amounts and provide the following severance benefits:

(i)            The Base Salary and annual bonus that the Company would have paid under the Agreement had the Executive’s employment continued to the end of the Employment Term.  For this purpose, annual bonus will be determined as the highest of (A) the actual bonus paid for the bonus plan year immediately preceding such termination, or (B) the average annual bonus paid to the Executive for the three bonus plan years preceding the year in which such termination occurs (excluding any years of partial, or no, bonus plan participation), plus (C) the amount, if any, to which the bonus that would have been paid to the Executive for the bonus plan year in which such termination occurs, based on the performance level actually attained, exceeds the amount payable under the highest of (A) or (B).

(ii)           Continued coverage under the Company’s medical, dental, life, disability, pension, profit sharing and other executive benefit plans through the end of the Employment Term, at the same cost to the Executive as in effect on the date of the Executive’s termination, provided that to the extent such continued coverage extends beyond the COBRA continuation period, such coverage will be provided in accordance with the requirements of Code Section 409A and Treasury Regulation §1.409A-3(i)(1)(iv) (or any similar or successor provisions).  The period through the end of the Employment Term shall continue to count for purposes of determining the Executive’s age and service with the Company with respect to eligibility, vesting and the amount of benefits under the Company’s benefit plans to the maximum extent permitted by applicable law.  If the Company determines that the Executive cannot participate in any benefit plan because he is not actively performing services for the Company, the Company will provide such benefits (A) under an alternate arrangement, such as through the purchase of an individual insurance policy that provides similar benefits, provided that such coverage will be provided in accordance with the requirements of Code Section 409A and Treasury Regulation §1.409A-3(i)(1)(iv) (or any similar or successor provisions) or (B) if applicable, through a nonqualified pension or profit sharing plan, provided that such payments shall be made no later than December 31 of the calendar year following the calendar year in which the Executive’s termination of employment occurs.  To the extent that the Executive’s compensation is necessary for determining the amount of any such continued coverage or benefits, such compensation (Base Salary and annual bonus) through the end of the Employment Term shall be at the highest rate in effect during the 12-month period immediately preceding the Executive’s termination of employment.

(iii)          Executive perquisites on the same basis on which the Executive was receiving such perquisites prior to his employment termination, including: (A) reimbursement for club dues through the end of the Employment Term; and (B) reimbursement of expenses relating to financial planning services, tax return preparation and annual physicals incurred on or before December 31 of the calendar year that includes the second anniversary of the Executive’s employment termination; provided that reimbursement of such perquisites shall be made to the Executive in accordance with the Company’s reimbursement practices, and in all events no later than December 31 of the calendar year that includes the third anniversary of the termination of the Executive’s employment.  The Company will bear the cost of such perquisites, at the same level in effect immediately prior to the Executive’s employment termination.  Perquisites otherwise receivable by the Executive pursuant to this Section shall be reduced to the extent comparable perquisites are actually received by or made available to the Executive without cost during the period following the Executive’s employment termination covered by this Section.  The Executive shall report to the Company any such perquisites actually received by or made available to the Executive.

(iv)          Upon a “Change of Control” (as defined in the Executive’s Change of Control Agreement dated November 20, 2008), any outstanding stock options, restricted stock or other equity-based compensation awards shall immediately vest upon such termination date, and any such stock options shall be immediately exercisable at any time prior to the earlier of (A) two (2) years, or (B) the stock option expiration or other termination date.    Prior to a Change of Control, any outstanding stock options, restricted stock or other equity-based compensation awards shall immediately vest upon such termination date, and any such stock options shall be immediately exercisable at any time prior to the earlier of (A) two (2) years, or (B) the stock option expiration or other termination date.  Notwithstanding the foregoing, any restricted stock or other equity-based compensation awards that were intended to satisfy the requirements for performance-based compensation under Code Section 162(m), and would become vested only upon the attainment of specified performance goals, shall vest only if (and at the time that) such performance goals are achieved.

(v)           Outplacement services, as elected by the Executive (and with a firm elected by the Executive), not to exceed $50,000 in total.  Such outplacement services must be incurred by the Executive no later than the end of the calendar year that includes the second anniversary of the termination of the Executive’s employment.  If applicable, reimbursement of such expenses shall be made to the Executive no later than the end of the calendar year that includes the third anniversary of the termination of the Executive’s employment.

(e)           Good Reason.  For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following without the Executive’s consent (i) assigning duties to the Executive that are inconsistent with those of the position of Executive Vice President Global Business Systems & Services and President Asia-Pacific for similar companies in similar industries (except to the extent the Company promotes the Executive to a higher executive position); (ii) requiring the Executive to report to other than the Company’s Chief Executive Officer, or the Company’s Board; (iii) the failure of the Company to pay any portion of the Executive’s compensation within 10 days of the date such compensation is due; (iv) the Company requires the Executive to relocate his principal business office to a location not within 50 miles of the Company’s principal business office located in the Charlotte, North Carolina metropolitan area, or (v) the Company’s failure to continue in effect any cash or stock-based incentive or bonus plan, pension plan, welfare benefit plan or other benefit plan, program or arrangement, unless the aggregate value of all such arrangements provided to the Executive after such discontinuance is not materially less than the aggregate value as of the Effective Date (using, for purposes of bonus plan comparisons, the target bonus potential before and after any such discontinuance).

(f)            Cause.  For purposes of this Agreement, “Cause” shall mean:  (i) the Executive’s willful and continued failure to substantially perform his duties as an executive of the Company (other than any such failure resulting from incapacity due to physical or mental illness) after a written demand for substantial performance is delivered to the Executive by the Board, which demand specifically identifies the manner in which the Board believes that the Executive has not substantially performed his duties, and which gives the Executive at least 30 days to cure such alleged deficiencies, (ii) the Executive’s willful misconduct, which is demonstrably and materially injurious to the Company, monetarily or otherwise, or (iii) the Executive’s engaging in egregious misconduct involving serious moral turpitude to the extent that his credibility and reputation no longer conforms to the standard of senior executive officers of the Company.

(g)           Timing of Payments.  Subject to Sections 5(h) and 5(i) and except as provided otherwise in this Agreement, all payments described above in Section 5 shall be made in a lump sum cash payment as soon as administratively practicable (but in no event more than ten (10) days) following the Executive’s termination of employment.  If the total amount of annual bonus is not determinable on that date, the Company shall pay the amount of bonus that is determinable and the remainder shall be paid in a lump sum cash payment at the time such bonuses are paid generally and in all events within the two and one-half (2½) months following the end of the calendar year in which the bonus is earned (subject to Section 5(h)).

(h)           Six (6) Month Delay.  If, at the time the Executive becomes entitled to a termination payment under this Section 5, the Executive is a “specified employee” (as defined under Code Section 409A), then, notwithstanding any other provision in this Agreement to the contrary, the following provisions shall apply.

(i)            No such termination payment considered deferred compensation under Code Section 409A and not subject to an exception or exemption thereunder shall be paid to the Executive until the date that is six (6) months after the Executive’s termination or, if earlier, the date of the Executive’s death (the “Six Month Delay Rule”).  Any such termination payment that would otherwise have been paid to the Executive during this six-month period (the “Six Month Delay”) shall instead be aggregated and paid to the Executive no later than ten (10) days following the date that is six (6) months after the Executive’s termination (together with interest at the interest credit rate provided in the SPX Corporation Individual Account Retirement Plan).  Any termination payment to which the Executive is entitled to be paid under this Section 5 after the date that is six (6) months after the Executive’s termination shall be paid to the Executive in accordance with the applicable terms of Section 5.

(ii)           During the Six-Month Delay, the Company will pay to the Executive the applicable payments set forth in this Section 5, to the extent any of the following exceptions to the Six-Month Delay Rule apply:

(A)          the short-term deferral rule of Code Section 409A and Treasury Regulation §1.409A-1(b)(4) (or any similar or successor provisions) (including with the treatment of each payment as one of a series of separate payments for purposes of Code Section 409A and Treasury Regulation §1.409A-2(b)(2)(iii)) (or any similar or successor provisions),

(B)           payments permitted under the separation pay exception of Code Section 409A and Treasury Regulation §1.409A-1(b)(9)(iii) (or any similar or successor provisions), and

(C)           payments permitted under the limited payments exception of Code Section 409A and Treasury Regulation §1.409A-1(b)(9)(v)(D) (or any similar or successor provisions),

provided that the amount paid under this paragraph will count toward, and will not be in addition to, the total payment amount required to be made to the Executive by the Company under this Section 5 on account of the separation from service and any applicable Company benefit plan.

(i)            Release.  The Company shall deliver to the Executive a release in favor of the Company that is acceptable to the Company (the “Release”) as soon as administratively feasible following the Executive’s termination of employment.  Notwithstanding anything in this Agreement to the contrary, no payments pursuant to Section 5(c) or Section 5(d) shall be made prior to the date that both (i) the Executive has delivered an original, signed Release to the Company and (ii) the revocability period (if any) has elapsed; provided, however, that any payments that would otherwise have been made prior to such date but for the fact that the Executive had not yet delivered an original, signed Release (or the revocability period had not yet elapsed) shall be made as soon as administratively practicable but not later than the seventy-fourth (74th) day following the Executive’s termination of employment.  If the Executive does not deliver an original, signed Release to the Company within ten (10) business days (or longer if required by applicable law) after receipt of the same from the Company, (i) Executive’s rights shall be limited to those made available to Executive under Section 5(b) above, and (ii) the Company shall have no obligation to pay or provide to Executive any amount or benefits described in Section 5(c) or Section 5(d), or any other monies on account of the termination of Executive’s employment.

6.             Assignment; Successors.  This Agreement shall inure to the benefit of and be binding upon the Company and its successors.  The Company may not assign this Agreement without the Executive’s written consent, except that the Company’s obligations under this Agreement shall be the binding legal obligations of any successor to the Company by sale, and in the event of any transaction that results in the transfer of substantially all of the assets or business of the Company, the Company will use its best efforts to cause the transferee to assume the obligations of the Company under this Agreement.  The Executive may not assign this Agreement during his life.  Upon the Executive’s death this Agreement will inure to the benefit of the Executive’s heirs, legatees and legal representatives of the Executive’s estate.

7.             Interpretation.  The laws of the State of Delaware shall govern the validity, interpretation, construction and performance of this Agreement, without regard to the conflict of laws principles thereof.

8.             Withholding.  The Company may withhold from any payment that it is required to make under this Agreement amounts sufficient to satisfy applicable withholding requirements under any federal, state or local law.

9.             Amendment or Termination.  This Agreement may be amended at any time by written agreement between the Company and the Executive.

10.           Notices.  Notices given pursuant to this Agreement shall be in writing and shall be deemed received when personally delivered, or on the date of written confirmation of receipt by (i) overnight carrier, (ii) telecopy, (iii) registered or certified mail, return receipt requested, addressee only, postage prepaid, or (iv) such other method of delivery that provides a written confirmation of delivery.  Notice to the Company shall be directed to:

SPX Corporation

13515 Ballantyne Corporate Place

Charlotte, NC 28277

Attention: General Counsel

The Company may change the person and/or address to whom the Executive must give notice under this Section by giving the Executive written notice of such change, in accordance with the procedures described above.  Notices to or with respect to the Executive will be directed to the Executive, or to the Executive’s executors, personal representatives or distributees, if the Executive is deceased, or the assignees of the Executive, at the Executive’s home address on the records of the Company.

11.           Severability.  If any provisions(s) of this Agreement shall be found invalid or unenforceable by a court of competent jurisdiction, in whole or in part, then it is the parties’ mutual desire that such court modify such provision(s) to the extent and in the manner necessary to render the same valid and enforceable, and this Agreement shall be construed and enforced to the maximum extent permitted by law, as if such provision(s) had been originally incorporated herein as so modified or restricted, or as if such provision(s) had not been originally incorporated herein, as the case may be.

12.           Entire Agreement.  This Agreement sets forth the entire agreement and understanding between the Company and the Executive and supersedes all prior agreements and understandings, written or oral, relating to the subject matter hereof; provided, however, that: (i) the Executive’s Change of Control Agreement dated November 20, 2008 shall remain in full force and effect, and payments and benefits provided thereunder shall replace those provided in this Agreement to the extent that such payments or benefits would otherwise clearly be duplicative; and (ii) the Executive’s non-compete, non-solicitation, confidentiality or similar restrictive covenants shall remain in full force and effect.

13.           Consultation With Counsel.  The Executive acknowledges that he has had a full and complete opportunity to consult with counsel of the Executive’s own choosing concerning the terms, enforceability and implications of this Agreement, and the Company has made no representations or warranties to the Executive concerning the terms, enforceability or implications of this Agreement other than as are reflected in this Agreement.

14.           No Waiver.  No failure or delay by the Company or the Executive in enforcing or exercising any right or remedy hereunder shall operate as a waiver thereof.  No modification, amendment or waiver of this Agreement nor consent to any departure by the Executive from any of the terms or conditions thereof, shall be effective unless in writing and signed by the Chairman of the Company’s Board.  Any such waiver or consent shall be effective only in the specific instance and for the purpose for which given.

15.           Effect on Other Obligations.  Payments and benefits herein provided to be paid to the Executive by the Company shall be made without regard to and in addition to any other payments or benefits required to be paid the Executive at any time hereafter under the terms of any other agreement between the Executive and the Company or under any other policy of the Company relating to compensation, or retirement or other benefits.  Except as otherwise expressly provided herein, payments or benefits provided the Executive hereunder shall be reduced by any amount the Executive may earn or receive from employment with another employer or from any other source.

16.           Survival.  All Sections of this Agreement survive beyond the Employment Term except as otherwise specifically stated.

17.           Headings.  The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning thereof.

18.           Counterparts.  The parties may execute this Agreement in one or more counterparts, all of which together shall constitute but one Agreement.

19.           409A Compliance.  To the extent any provision of this Agreement or action by the Company would subject the Executive to liability for interest or additional taxes under Code Section 409A, it will be deemed null and void, to the extent permitted by law and deemed advisable by the Company.  It is intended that this Agreement will comply with Code Section 409A and the interpretive guidance thereunder, including the exceptions for short-term deferrals, separation pay arrangements, reimbursements, and in-kind distributions, and this Agreement shall be administered accordingly, and interpreted and construed on a basis consistent with such intent.  Each payment under Section 5 of this Agreement or any Company benefit plan is intended to be treated as one of a series of separate payments for purposes of Code Section 409A and Treasury Regulation §1.409A-2(b)(2)(iii) (or any similar or successor provisions).  This Agreement may be amended to the extent necessary (including retroactively) by the Company in order to preserve compliance with Code Section 409A.  The preceding shall not be construed as a guarantee of any particular tax effect for the Executive’s compensation and benefits.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

EXECUTIVE ACCEPTANCE

SPX CORPORATION

/s/Robert B. Foreman	By:	/s/Christopher J. Kearney
Robert B. Foreman		Christopher J. Kearney

	Its:	Chairman, President and Chief Executive Officer

	Date:	December 16, 2008